Pricing Supplement dated September 10, 2004                      Rule 424(b)(3)
(To Prospectus dated September 26, 2003 and                 File No. 333-108464
Prospectus Supplement dated September 26, 2003)              Cusip No.88319QG80

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                   Due Nine Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                   Due Nine Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation


-----------------------------------------------------------------------------------------
Principal Amount:  $25,000,000             Initial Interest Rate:  1.68000%
Agent's Discount or Commission:  $75,000   Original Issue Date:  September 16, 2004
Net Proceeds to Issuer:  $24,925,000       Stated Maturity Date:  March 16, 2006
-----------------------------------------------------------------------------------------

Interest Category
[X]  Regular Floating Rate Note

[ ]  Floating Rate/Fixed Rate Note
        Fixed Rate Commencement Date:
        Fixed Interest Rate: %

[ ] Inverse Floating Rate Note
        [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
        [ ]CD Rate                 [ ]Federal Funds Rate [ ]Prime Rate
        [ ]CMT Rate                [X]LIBOR              [ ]Other (see attached)
        [ ]Commercial Paper Rate   [ ]Treasury Rate

If LIBOR:
        [ ]LIBOR Reuters Page:
        [X]LIBOR Telerate Page:  3750
        LIBOR Currency:  US$

If CMT Rate:
        CMT Telerate Page:
        [ ] Telerate Page 7051
        [ ] Telerate Page 7052
          [ ] Weekly Average
          [ ] Monthly Average

Spread (+/-):  -20 bps                             Maximum Interest Rate:     %

Spread Multiplier:  N/A                            Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  December 16, 2004

Interest Reset Dates: Quarterly, on the 16th day of March, June, September and December

Interest Payment Dates: Quarterly, on the 16th day of March, June, September and December

Interest Determination Dates: Two London business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

        [X]Actual/360 for the period from September 16 , 2004 to March 16, 2006
        [ ]Actual/Actual for the period from _______ to _______
        [ ]30/360 for the period from _______ to _______

Redemption:
        [X]The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
        [ ]The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual  Redemption  Percentage  Reduction:   ____%  until  Redemption
           Percentage is 100% of the Principal Amount.

Optional Repayment:
        [X]The Notes cannot be repaid prior to the Stated Maturity Date.

        [ ]The Notes can be repaid  prior to the Stated  Maturity  Date at the option of the holder of the Notes.
             Optional Repayment Date(s):
             Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [  ]   Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
     [ ]Merrill Lynch, Pierce, Fenner     [ ]HSBC Securities (USA) Inc.
          & Smith Incorporated            [ ]J.P. Morgan Securities Inc.
     [X]Banc of America Securities LLC    [ ]Tokyo-Mitsubishi  International plc
     [ ]Barclays Capital Inc.             [ ]UBS  Securities  LLC
     [ ]Citigroup Global Markets Inc.     [ ]Wachovia  Securities  Inc.
     [ ]Credit  Suisse First Boston LLC   [ ]Other: _____________________
     [ ]Deutsche Bank Securities Inc.

Agent acting in the capacity as indicated below:
         [X] Agent    [ ]Principal

If as Principal:

      [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

      [ ] The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

If as Agent:

        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:





             Terms are not completed for certain items above because
                         such items are not applicable.